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                       April 11, 2023

       Jeffrey Oldenkamp
       Executive Vice President and Chief Financial Officer
       Hawkins, Inc.
       2381 Rosegate
       Roseville, MN 55113

                                                        Re: Hawkins, Inc.
                                                            Form 10-K for the
Fiscal Year Ended April 3, 2022
                                                            Filed May 18, 2022
                                                            File No. 000-07647

       Dear Jeffrey Oldenkamp:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services